ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       METROPOLITAN HEALTH NETWORKS, INC.


         Pursuant to Section 607.10025 of the Business Corporation Act of the State of Florida, the undersigned President of METROPOLITAN HEALTH NETWORKS, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("Corporation"), bearing document number P96000004953, does hereby certify that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company (the "Board of Directors") by unanimous written consent dated July 28, 1997, which constituted all requisite action on the part of the Company for adoption of such resolutions.

                  WHEREAS, the Articles of Incorporation of the Corporation authorizes 10,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding.

                  WHEREAS, the Board of Directors is authorized at any time and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relations, participating, optional or other special rights, qualifications, limitations or restrictions thereof.

                  WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

Roxanne K. Beilly, Esq., FL Bar # 851450
Atlas, Pearlman, Trop & Borkson, P.A.
200 E Las Olas Blvd., Suite 1900
Ft. Lauderdale, FL 33301
(954) 763-1200


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                  NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and, in accordance therewith,
Article III entitled, "Capital Stock" of the Articles of Incorporation of this Corporation is revised to include the number of shares constituting such series and the rights, preferences, privileges and restrictions relating to such series as follows:

         C.       Series A Preferred Stock.

                  1. Designation and Number of Shares. The Preferred Stock shall be designated "Series A Convertible Stock" of a par value of $.001 per share, and the number of shares constituting the Series A Preferred Stock shall be 30,000 shares.

                  2. Dividend Rights. Holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share, as a percentage of the stated value of $100.00 per share ("Stated Value") equal to 10% percent per annum ("Initial Dividends"), payable, in cash or shares of Common Stock (subject to the terms and conditions hereof) at the option of the Company quarterly in arrears, but in no event later than conversion applicable to such share of Series A Preferred Stock. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing the date of issuance and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

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         The party that holds the Series A Preferred Stock of record on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series A Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock based upon the number of shares held by each holder.

                  3.       Conversion.

                  (a) Each share of Series A Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined herein) at the option of the holder in whole or in part as at any time, commencing seven months after the date of issuance. "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon) but only to the extent not paid in shares of Common Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time. The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Series A Preferred Stock to be converted to the legal counsel for the Company, with a copy thereof to the Company,

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         together with the form of conversion notice attached hereto as Exhibit
         A (the "Conversion Notice"), provided, however, that the holder shall not convert more than 7,500 shares of Series A Preferred Stock in any one quarter. Each Conversion Notice shall specify the number of shares of Series A Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered. Each Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Series A Preferred Stock represented by the certificate or certificates tendered by the holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall convert up to the number of shares of Series A Preferred Stock which can be so converted and shall promptly deliver to such holder a certificate for such number of shares as have not been converted. Notwithstanding anything to the contrary contained herein, the Company shall have the right to deny conversion of the Series A Preferred Stock, at which time the holder shall be entitled to receive and the Company shall pay additional cumulative dividends at the rate per share (as a percentage of the Stated Value) equal to 5% per annum, and together with the Initial Dividend rate, to equal fifteen (15%) percent per annum payable under the same terms as the Initial Dividends. No fractional share or scrip representing a fractional share

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         will be issued upon conversion of the Series A Preferred Stock. In the event of any reclassification, merger, consolidation or change of shares of the Series A Preferred Stock and/or the Common Stock of the Corporation, the Corporation shall make adjustments to the conversion ratio which shall be as nearly equivalent to that stated above as may be practical.

                  (b) The conversion price for each share of Series A Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a) 85% of the average closing bid price of the Common Stock reported by the principal exchange on which the Common Stock is traded, the NASDAQ Small Cap Market or any other exchange the Common Stock is then traded, for the ten (10) trading days immediately preceding the Conversion Date, or (b) $6.00.

                  (c) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock

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         that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable.

                  (d) The Conversion Price will be subject to adjustment in certain events, including (i) the issuance of capital stock as a dividend or distribution on Common Stock, (ii) subdivision, combinations, reverse stock splits and reclassification of the Common Stock, (iii) the fixing of a record date for the issuance to all holders of Common Stock of rights or warrants entitling them (for a period expiring within 45 days of such record date) to subscribe for Common Stock and (iv) the fixing of a record date for the distribution to all holders of Common Stock of evidence of indebtedness or assets (other than cash dividends) of the Corporation or subscription rights or warrants (other than those referred to above).

                  (e) Shares of Series A Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

                  4. Redemption. The Company shall have the right, exercisable at any time upon 10 trading days notice to the holders of the Series A Preferred Stock given at any time after the expiration of two years after the date of issuance to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Series A Preferred Stock which have not previously been converted or redeemed, at a price equal to 105% of the product of (i) the number

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         of shares of Preferred Stock then held by the holder, and (ii) the
         Stated Value.

                  5. Voting Rights. Except as provided by law, the Series A Preferred Stock shall not be entitled to vote on matters submitted to a vote of the shareholders of the Corporation. Unless the vote or consent of the holders of a greater number of shares is required by law, the consent of the holders of at least a majority of all of the Series A Preferred Stock at the time outstanding shall be necessary to change, alter or revoke the rights and preferences conferred on the Series A Preferred Stock by the Articles of Incorporation or to adopt any amendment to the Articles of Incorporation materially adversely affecting the rights of the holders of the Series A Preferred Stock.

                  6. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to receive, after due payment or provision for payment for the debts and other liabilities of the Corporation, a liquidating distribution before any distribution may be made to holders of Common Stock of the Corporation. The holders of the Series A Preferred Stock outstanding shall be entitled to receive an amount equal to the Stated Value, plus declared dividends to the date of the final distribution, whether or not such liquidation, dissolution or winding up is voluntary or involuntary on the part of the Corporation.

                  7. Miscellaneous. The Series A Preferred Stock has no preemptive rights. The Corporation reserves the right to issue up to an additional

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         9,970,000 shares of preferred stock, representing the balance of the authorized preferred stock, with designations and preferences as the Board of Directors shall determine. The Series A Preferred Stock and the Common Stock into which such Series A Preferred Stock is convertible, when issued will be legally issued, fully paid and non-assessable.

                  IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of July 29, 1997.


                                       METROPOLITAN HEALTH NETWORKS, INC.


                                       By: /s/ Noel J. Guillama
                                       ----------------------------------------
                                       Noel J. Guillama, Chairman and President

                                       By: /s/ Donald Cohen
                                       ----------------------------------------
                                       Donald Cohen, Secretary



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                                    EXHIBIT A

                              NOTICE OF CONVERSION


(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of Common Stock, par value $.01 per share (the "Common Stock"), of Metropolitan Health Networks, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                             ___________________________________________________
                             Date to Effect Conversion

                             ___________________________________________________
                             Number of shares of Preferred Stock to be Converted

                             ___________________________________________________
                             Number of shares of Common Stock to be Issued

                             ___________________________________________________
                             Applicable Conversion Price

                             ___________________________________________________
                             Signature

                             ___________________________________________________
                             Name

                             ___________________________________________________
                             Address

The Company undertakes to promptly upon its receipt of this conversion notice (and, in any case prior to the time it effects the conversion requested hereby), notify the converting holder by facsimile of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the holder if the conversion requested in this conversion notice were effected in full, whereupon, if the Company determines that such conversion would result in it owning in excess of 4.9% of the outstanding shares of Common Stock on such date, the Company shall convert up to an amount equal to 4.9% of the outstanding shares of Common Stock and issue to the holder one or more certificates representing shares of Preferred Stock which have not been converted as a result of this provision.

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